Exhibit 99.1

Home Bancorp Announces 2018 Fourth Quarter Results And Declares Quarterly Dividend

LAFAYETTE, La., Jan. 29, 2019 /PRNewswire/ -- Home Bancorp, Inc. (Nasdaq: "HBCP") (the "Company"), the parent company for Home Bank, N.A. (the "Bank") (www.home24bank.com), reported results for the fourth quarter and full year ended December 31, 2018. Net income for the fourth quarter of 2018 was $8.1 million, or $0.87 per diluted common share ("EPS"), compared to $8.3 million, or $0.89 EPS, for the third quarter of 2018. The fourth quarter concluded a record earnings year for the Company with net income totaling $31.6 million and EPS of $3.40, which represents an 88% increase in net income and a 49% increase in EPS for 2018 compared to 2017.

Key performance metrics for the fourth quarter of 2018 include:

  Return on average assets, return on average equity and return on average tangible common equity were 1.50%, 10.75% and 14.36%, respectively;
  Loans grew at an annualized rate of 4%;
  Acquired nonperforming assets increased $4.9 million, net charge-offs totaled $1.0 million and the provision for loan losses was $1.6 million;
  Deposits were essentially flat and the cost of deposits increased 19 basis points;
  The net interest margin declined by 16 basis points;
  Two federal income tax related items reduced income tax expense by $1.2 million; and
  Common equity ratio and tangible common equity ratio grew to 14.12% and 11.40%, respectively, as of December 31, 2018

"For the fifth consecutive year, we posted record earnings," stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. "We've achieved this level of success because of a growing number of wonderful customers and the dedicated employees who provide the highest level of service."

"As some of our larger competitors increasingly reduce their face-to-face interactions with their business customers," continued Bordelon, "we're seeing more and more opportunity to build meaningful relationships with those businesses and the people they serve."

The Company also announced that its Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.20 per share payable on February 22, 2019, to shareholders of record as of February 11, 2019.

Loans and Credit Quality

Loans totaled $1.6 billion at December 31, 2018, an increase of $16.7 million, or 1%, from September 30, 2018. Construction and land and commercial real estate ("CRE") loans fueled loan growth during the fourth quarter of 2018. Construction loan growth was across multiple industries, including education, medical, industrial services and multi-family properties. CRE loan growth was driven primarily by a participation buyback related to the St. Martin Bancshares, Inc. ("SMB") acquisition.

The following table sets forth the composition of the Company's loan portfolio as of the dates indicated.

	December 31,	September 30,	Increase/(Decrease)
(dollars in thousands)	2018	2018	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$450,363	$456,797	$(6,434)	(1)%
Home equity loans and lines	83,976	86,405	(2,429)	(3)
Commercial real estate	640,575	629,297	11,278	2
Construction and land	193,597	174,573	19,024	11
Multi-family residential	54,455	56,153	(1,698)	(3)
Total real estate loans	1,422,966	1,403,225	19,741	1
Other loans:
Commercial and industrial	172,934	173,938	(1,004)	(1)
Consumer	53,854	55,856	(2,002)	(4)
Total other loans	226,788	229,794	(3,006)	(1)
Total loans	$1,649,754	$1,633,019	$16,735	1%

Nonperforming assets ("NPAs"), excluding purchased credit impaired loans, totaled $26.0 million at December 31, 2018, an increase of $4.5 million, or 21%, compared to September 30, 2018. The ratio of NPAs to total assets was 1.21% at December 31, 2018, compared to 1.00% at September 30, 2018. The rise in NPAs during the fourth quarter was due primarily to the acquired SMB loan portfolio. Management believes it has sufficient fair-value discounts recorded on the SMB loan portfolio to absorb loan losses associated with these loans without the need for additional provision to the allowance for loan losses.

The Company recorded net loan charge-offs of $1.0 million during the fourth quarter of 2018, compared to net loan charge-offs of $15,000 for the third quarter of 2018. The increase in net loan charge-offs was primarily the result of a $1.0 million charge-off related to a previously recognized non-performing commercial and industrial loan.

The Company's provision for loan losses for the fourth quarter of 2018 was $1.6 million, compared to $786,000 for the third quarter of 2018. The provision for loan losses during the fourth quarter related primarily to downgrades in two organic loan relationships and loan growth.

The ratio of the allowance for loan losses to total loans was 0.99% at December 31, 2018, compared to 0.96% at September 30, 2018. Excluding acquired loans, the ratio of the allowance for loan losses to total loans was 1.36% at December 31, 2018, compared to 1.38% at September 30, 2018.

Direct Energy Exposure

The outstanding balance of direct loans to borrowers in the energy sector totaled $45.6 million, or 3% of total outstanding loans, at December 31, 2018, compared to $46.9 million at September 30, 2018. Unfunded loan commitments to customers in the energy sector totaled $10.1 million at December 31, 2018, compared to $10.2 million at September 30, 2018. At December 31, 2018, loans constituting 97% of the balance of our direct energy-related portfolio were performing in accordance with their original loan agreements. The Company holds no shared national credits.

The allowance for loan losses attributable to originated direct energy-related loans totaled 2.39% of the outstanding balance of originated energy-related portfolio at December 31, 2018, compared to 2.50% at September 30, 2018.

Deposits

Total deposits were $1.8 billion at December 31, 2018, an increase of $1.9 million compared to September 30, 2018. The cost of interest-bearing deposits increased 19 basis points during the quarter as management increased rates on several accounts and has offered special rates to attract new deposits.

The following table sets forth the composition of the Company's deposits as of the dates indicated.

	December 31,	September 30,	Increase/(Decrease)
(dollars in thousands)	2018	2018	Amount	Percent
Demand deposits	$438,146	$447,422	$(9,276)	(2)%
Savings	201,393	207,379	(5,986)	(3)
Money market	295,705	293,313	2,392	1
NOW	486,979	474,250	12,729	3
Certificates of deposit	350,994	348,948	2,046	1
Total deposits	$1,773,217	$1,771,312	$1,905	-%

Net Interest Income

Net interest income for the fourth quarter of 2018 totaled $22.7 million, a decrease of $855,000, or 4%, compared to the third quarter of 2018. Net interest income decreased primarily due to a $622,000 increase in the cost of deposits and the absence of $515,000 of interest income recognized in the third quarter of 2018 upon the repayment in full of certain loans which had been on nonaccrual status. The Company's net interest margin was 4.58% for the fourth quarter of 2018, 16 basis points lower than the third quarter of 2018, primarily due to the reasons noted above.

The following table sets forth the Company's average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent ("TE") yields on investment securities are calculated using a marginal tax rate of 21%.

	For the Three Months Ended
	December 31, 2018			September 30, 2018
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable
Originated loans	$1,060,098	$14,725	5.46%	$1,014,808	$14,365	5.57%
Acquired loans	573,829	9,130	6.27	617,031	9,753	6.23
Total loans receivable	1,633,927	23,855	5.75	1,631,839	24,118	5.82
Investment securities (TE)	276,812	1,758	2.60	278,353	1,694	2.50
Other interest-earning assets	43,503	290	2.65	48,628	297	2.47
Total interest-earning assets	$1,954,242	$25,903	5.24%	$1,958,820	$26,109	5.27%

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$980,045	$1,866	0.76%	$979,919	$1,379	0.56%
Certificates of deposit	344,729	1,068	1.23	350,308	933	1.06
Total interest-bearing deposits	1,324,774	2,934	0.88	1,330,227	2,312	0.69
Other borrowings	4,877	47	3.79	-	-	-
FHLB advances	59,025	267	1.81	64,209	287	1.79
Total interest-bearing liabilities	$1,388,676	$3,248	0.93%	$1,394,436	$2,599	0.74%

Net interest spread (TE)			4.31%			4.53%
Net interest margin (TE)			4.58%			4.74%

Noninterest Income

Noninterest income for the fourth quarter of 2018 totaled $3.3 million, a decrease of $62,000, or 2%, compared to the third quarter of 2018. Decreases in service fees and charges and write-downs on two soon-to-be-relocated branch locations drove the decrease in noninterest income. The decrease in noninterest income was partially offset by an increase in the gains on the sale of mortgage loans and additional fee income generated from a $2.6 million equity investment in a New Market Tax Credit ("NMTC") recorded in other income.

Noninterest Expense

Noninterest expense for the fourth quarter of 2018 totaled $15.6 million, a decrease of 1% compared to the third quarter of 2018. A decrease in franchise and shares tax expense was partially offset by an increase in other expense. Other expenses for the fourth quarter of 2018 increased primarily due to the amortization of the Company's investment in a NMTC totaling $285,000.

Income Tax Expense

Income tax expense for the fourth quarter of 2018 totaled $616,000, a decrease of $1.5 million, or 71%, compared to the third quarter of 2018. The Company's effective tax rate for the fourth quarter of 2018 equaled 7.1%, compared to 20.3% for the third quarter of 2018. Income tax expense for the fourth quarter of 2018 was reduced by $1.2 million primarily due to an updated analysis of the Company's depreciation of certain assets as the result of a cost segregation study that reduced fourth quarter income tax expense by $819,000 and a $400,000 reduction related to the recognition of certain tax credits and benefits upon its new investment in a Federal NMTC project. The benefit of the cost segregation study is not expected to be recurring, while the savings related to NMTC are expected to be achieved annually for the next six years.

Non-GAAP Reconciliation

	For the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2018	September 30, 2018	December 31, 2017
Reported net income	$8,089	$8,262	$3,242
Add: CDI amortization, net tax	346	355	152
Non-GAAP tangible income	$8,435	$8,617	$3,394

Total Assets	$2,153,658	$2,140,530	$2,228,121
Less: Intangible assets	66,055	66,493	68,033
Non-GAAP tangible assets	$2,087,603	$2,074,037	$2,160,088

Total shareholders' equity	$304,040	$295,688	$277,871
Less: Intangible assets	66,055	66,493	68,033
Non-GAAP tangible shareholders' equity	$237,985	$229,195	$209,838

Originated loans	$1,095,160	$1,042,198	$941,922
Acquired loans	554,594	590,821	715,873
Total loans	$1,649,754	$1,633,019	$1,657,795

Originated allowance for loan losses	$14,859	$14,392	$14,303
Acquired allowance for loan losses	1,489	1,351	504
Total allowance for loan losses	$16,348	$15,743	$14,807

Return on average equity	10.72%	11.17%	5.92%
Add: Intangible assets	3.64	3.92	1.07
Non-GAAP return on tangible common equity	14.36%	15.09%	6.99%

Return on average equity	10.72%	11.17%	5.92%
Add: Average intangible assets	3.64	3.92	1.07
Adjusted return on average tangible common equity	14.36%	15.09%	6.99%

Common equity ratio	14.12%	13.81%	12.47%
Less: Intangible assets	2.72	2.76	2.76
Non-GAAP tangible common equity ratio	11.40%	11.05%	9.71%

Book value per share	$32.14	$31.19	$29.57
Less: Intangible assets	6.98	7.01	7.24
Non-GAAP tangible book value per share	$25.16	$24.18	$22.33

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles ("GAAP"). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes acquired loans and intangible assets. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company's financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp's Annual Report on Form 10-K for the year ended December 31, 2017, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,	December 31,	%	September 30,
(dollars in thousands)	2018	2017	Change	2018
Assets
Cash and cash equivalents	$ 59,618	$ 150,418	(60)%	$ 61,724
Interest-bearing deposits in banks	939	2,421	(61)	1,184
Investment securities available for sale, at fair value	260,131	234,993	11	258,948
Investment securities held to maturity	10,872	13,034	(17)	10,942
Mortgage loans held for sale	2,086	5,873	(64)	3,470
Loans, net of unearned income	1,649,754	1,657,795	-	1,633,019
Allowance for loan losses	(16,348)	(14,807)	10	(15,743)
Total loans, net of allowance for loan losses	1,633,406	1,642,988	(1)	1,617,276
Office properties and equipment, net	47,124	45,605	3	45,758
Cash surrender value of bank-owned life insurance	29,560	28,904	2	29,394
Goodwill and core deposit intangibles	66,055	68,033	(3)	66,493
Accrued interest receivable and other assets	43,867	35,852	22	45,341
Total Assets	$ 2,153,658	$ 2,228,121	(3)	$ 2,140,530

Liabilities
Deposits	$ 1,773,217	$ 1,866,227	(5)%	$ 1,771,312
Other Borrowings	5,539	-	-	-
Federal Home Loan Bank advances	58,698	71,825	(18)	59,577
Accrued interest payable and other liabilities	12,165	12,198	-	13,953
Total Liabilities	1,849,619	1,950,250	(5)	1,844,842

Shareholders' Equity
Common stock	95	94	1%	95
Additional paid-in capital	168,242	165,341	2	167,942
Common stock acquired by benefit plans	(3,539)	(3,922)	(10)	(3,648)
Retained earnings	141,447	117,313	21	135,848
Accumulated other comprehensive income	(2,206)	(955)	(131)	(4,549)
Total Shareholders' Equity	304,039	277,871	9	295,688
Total Liabilities and Shareholders' Equity	$ 2,153,658	$ 2,228,121	(3)	$ 2,140,530

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended			For the Year Ended
	December 31,		%	December 31,		%
(dollars in thousands except per share data)	2018	2017	Change	2018	2017	Change
Interest Income
Loans, including fees	$ 23,855	$ 20,420	17%	$ 94,303	$ 69,167	36%
Investment securities	1,758	1,253	40	6,656	4,531	47
Other investments and deposits	290	297	(2)	1,353	700	93
Total interest income	25,903	21,970	18	102,312	74,398	38

Interest Expense
Deposits	2,934	1,623	81%	9,076	5,161	76%
Other borrowings expense	47	-	-	46	-	-
Federal Home Loan Bank advances	267	321	(17)	1,184	1,388	(15)
Total interest expense	3,248	1,944	67	10,306	6,549	57
Net interest income	22,655	20,026	13	92,006	67,849	36
Provision for loan losses	1,612	1,200	34	3,943	2,317	70
Net interest income after provision for loan losses	21,043	18,826	12	88,063	65,532	34

Noninterest Income
Service fees and charges	1,558	1,246	25%	6,370	4,229	51%
Bank card fees	1,089	835	30	4,494	3,003	50
Gain on sale of loans, net	258	277	(7)	872	1,196	(27)
Income from bank-owned life insurance	166	133	25	656	494	33
Loss on the closure or sale of assets, net	(130)	(15)	(767)	(52)	(162)	68
Other income	338	203	67	1,107	1,202	(8)
Total noninterest income	3,279	2,679	22	13,447	9,962	35

Noninterest Expense
Compensation and benefits	9,304	7,432	25%	36,796	28,162	31%
Occupancy	1,603	1,354	18	6,658	5,065	31
Marketing and advertising	310	206	50	1,162	1,008	15
Data processing and communication	1,819	1,253	45	7,646	4,329	77
Professional fees	263	771	(66)	1,119	1,590	(30)
Forms, printing and supplies	162	184	(12)	973	594	64
Franchise and shares tax	(61)	360	(117)	1,030	948	9
Regulatory fees	382	312	22	1,559	1,264	23
Foreclosed assets, net	150	(68)	321	397	(298)	233
Other expenses	1,685	951	77	5,885	3,515	67
Total noninterest expense	15,617	12,755	22	63,225	46,177	37
Income before income tax expense	8,705	8,750	(1)	38,285	29,317	31
Income tax expense	616	5,508	(89)	6,695	12,493	(46)
Net income	$ 8,089	$ 3,242	150	$ 31,590	$ 16,824	88

Earnings per share - basic	$ 0.89	$ 0.43	107%	$ 3.48	$ 2.36	47%
Earnings per share - diluted	$ 0.87	$ 0.41	112	$ 3.40	$ 2.28	49

Cash dividends declared per common share	$ 0.20	$ 0.14	43%	$ 0.71	$ 0.55	29%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended			For The Three
	December 31,		%	Months Ended	%
	2018	2017	Change	September 30, 2018	Change
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$ 25,903	$ 21,970	18%	$ 26,109	(1)%
Total interest expense	3,248	1,944	67	2,599	25
Net interest income	22,655	20,026	13	23,510	(4)
Provision for loan losses	1,612	1,200	34	786	105
Total noninterest income	3,279	2,679	22	3,341	(2)
Total noninterest expense	15,617	12,755	22	15,696	(1)
Income tax expense	616	5,508	(89)	2,107	(71)
Net income	$ 8,089	$ 3,242	150	$ 8,262	(2)

AVERAGE BALANCE SHEET DATA
Total assets	$ 2,137,771	$ 1,767,451	21%	$ 2,137,422	-%
Total interest-earning assets	1,954,242	1,647,456	19	1,958,820	-
Total loans	1,633,927	1,346,870	21	1,631,839	-
Total interest-bearing deposits	1,324,774	1,139,602	16	1,330,227	-
Total interest-bearing liabilities	1,388,676	1,207,494	15	1,394,436	-
Total deposits	1,771,539	1,473,346	20	1,775,846	-
Total shareholders' equity	299,340	217,626	38	293,367	2

SELECTED RATIOS (1)
Return on average assets	1.50%	0.73%	105%	1.53%	(2)%
Return on average equity	10.72	5.91	81	11.17	(4)
Common equity ratio	14.12	12.47	13	13.81	2
Efficiency ratio (2)	60.22	56.18	7	58.46	3
Average equity to average assets	14.00	12.31	14	13.73	2
Tier 1 leverage capital ratio(3)	11.15	11.66	(4)	10.73	4
Total risk-based capital ratio(3)	15.54	13.48	15	14.90	4
Net interest margin (4)	4.58	4.81	(5)	4.74	(3)

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio(5)	11.40%	9.71%	17%	11.05%	3%
Return on average tangible common equity(6)	14.36	6.98	106	15.09	(5)

PER SHARE DATA
Earnings per share - basic	$ 0.89	$ 0.43	106	$ 0.91	(3)%
Earnings per share - diluted	0.87	0.41	112	0.89	(2)
Book value at period end	32.14	29.57	9	31.19	3
Tangible book value at period end	25.16	22.33	13	24.18	4
Shares outstanding at period end	9,459,050	9,395,488	1%	9,479,611	-
Weighted average shares outstanding
Basic	9,118,875	7,547,051	21%	9,098,206	-%
Diluted	9,304,637	7,832,187	19	9,321,360	-

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Estimated capital ratios are end of period ratios for the Bank only.
(4)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Taxable equivalent yields are calculated using a marginal tax rate of 21% for periods in 2018 and 35% for periods in 2017.

(5)	Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)

Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION

	December 31, 2018			September 30, 2018			December 31, 2017
	Acquired	Originated	Total	Acquired	Originated	Total	Acquired	Originated	Total
(dollars in thousands)
CREDIT QUALITY(1)
Nonaccrual loans (2)	$ 9,032	$ 15,380	$ 24,412	$ 5,070	$ 15,805	$ 20,875	$ 2,654	$ 22,379	$ 25,033
Accruing loans past due 90 days and over	-	-	-	-	-	-	-	-	-
Total nonperforming loans	9,032	15,380	24,412	5,070	15,805	20,875	2,654	22,379	25,033
Foreclosed assets	1,412	146	1,558	485	86	571	584	144	728
Total nonperforming assets	10,444	15,526	25,970	5,555	15,891	21,446	3,238	22,523	25,761
Performing troubled debt restructurings	289	1,117	1,406	288	1,338	1,626	1,020	1,516	2,536
Total nonperforming assets and troubled debt restructurings
	$ 10,733	$ 16,643	$ 27,376	$ 5,843	$ 17,229	$ 23,072	$ 4,258	$ 24,039	$ 28,297

Nonperforming assets to total assets			1.21%			1.00%			1.16%
Nonperforming loans to total assets			1.13			0.98			1.12
Nonperforming loans to total loans			1.48			1.28			1.51
Allowance for loan losses to nonperforming assets			62.95			73.41			57.48
Allowance for loan losses to nonperforming loans			66.97			75.42			59.15
Allowance for loan losses to total loans			0.99			0.96			0.89

Year-to-date loan charge-offs			$ 2,581			$ 1,564			$ 463
Year-to-date loan recoveries			179			169			443
Year-to-date net loan charge-offs			$ 2,402			$ 1,395			$ 20
Annualized YTD net loan charge-offs to average loans			0.15%			0.11%			-%

(1)

Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Purchased credit impaired loans accounted for in pools with an accretable yield are considered to be performing and are excluded from nonperforming loans. Nonperforming assets consist of nonperforming loans and repossessed assets.  It is our policy to cease accruing interest on loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)

Nonaccrual loans include originated restructured loans placed on nonaccrual totaling $10.3 million, $9.0 million and $7.5 million at December 31, 2018, September 30, 2018 and December 31, 2017, respectively. Acquired restructured loans placed on nonaccrual totaled $4.2 million, $868,000 and $353,000 at December 31, 2018, September 30, 2018 and December 31, 2017, respectively.

CONTACT: John W. Bordelon, President and CEO, (337) 237-1960